Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Landsea Homes Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(1)		—	—	—	—	—
	Equity	Preferred Stock, par value $0.0001 per share(1)		—	—	—	—	—
	Debt	Debt Securities		—	—	—	—	—
	Other	Warrants		—	—	—	—	—
	Other	Purchase Contracts		—	—	—	—	—
	Other	Units		—	—	—	—	—
	Unallocated (Universal) Shelf	(2)	457(o)	$250,000,000	—	$250,000,000	0.0001476	$36,900

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Total Offering Amounts						$250,000,000(3)		$36,900

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$36,900

(1)	An indeterminate number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an indeterminate number of securities is being registered as may be issued from time to time upon conversion of or exchange for preferred stock that provide for conversion or exchange, upon conversion of debt securities, upon exercise of warrants, or pursuant to any anti-dilution provisions of any such securities. Includes rights to acquire shares of common stock, par value $0.0001 per share (“common stock”) or preferred stock, par value $0.0001 per share (“preferred stock”) of Landsea Homes Corporation (the “Registrant”) under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(2)	The proposed maximum offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and related disclosure on Form S-3.

(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of warrants to purchase common stock or preferred stock registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $250,000,000.